Exhibit 99.1

Contact: Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
David S. DePillo	Vice Chairman, President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES FORMATION OF
COMMERCIAL BANKING DIVISION

JAMES R. DALEY JOINS COMPANY FROM COMERICA BANK AS EXECUTIVE VICE PRESIDENT
AND HEAD OF COMMERCIAL BANKING DIVISION AND PRESIDENT OF
CORPORATE FINANCIAL SERVICES GROUP

Irvine, CA – July 20, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today the formation of the Commercial Banking Division within Commercial Capital Bank, (the “Bank”), the Company’s bank subsidiary. The Company also announced that James R. Daley has joined both the Company, as Executive Vice President, and the Bank, as Executive Vice President and Head of the Commercial Banking Division and President of the Corporate Financial Services Group.

Mr. Daley joins the Company from Comerica Bank, (“Comerica”), (NYSE: “CMA”), where he was Corporate Executive Vice President and Head of the Financial Services Division, since Comerica’s acquisition of Imperial Bank in January 2001. While at Comerica, Daley was responsible for liability development on a nationwide basis, focusing on the business banking, treasury and cash management and other depository products and services needs of financial services companies such as title and escrow companies, 1031 exchange accommodators, home owners’ associations, property management companies, non-real estate escrows, and other fiduciary and corporate financial services companies. Prior to Comerica’s acquisition of Imperial Bank, Mr. Daley held executive management positions at Imperial, and served on Imperial’s Management, Executive, and Asset / Liability Committees. Mr. Dailey also served as Chairman, Chief Executive Officer and President of Sunrise Bancorp and Sunrise Bank of California, Chairman of Western Sunrise Mortgage, as well as held positions with Union Bank of California, where he began his banking career. Before joining Union Bank, Mr. Daley was appointed by then California Governor Ronald Regan to the positions of Deputy Director for Industry and Trade, State Department of Commerce, and subsequently, Executive Director for the Commission of Economic Development. Mr. Daley is a graduate of Concordia College in Minnesota, McGeorge School of Law at the University of the Pacific, and the University of Washington’s Pacific Coast Banking School, and is a member of the California State Bar.

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “We’re excited to be able to announce that Jim Daley has joined the Executive team, both at the Company and the Bank. His addition enables us to officially launch the Bank’s Commercial Banking Division and thereby bifurcate the Bank’s depository efforts into the Relationship/Retail Bank and the Commercial Bank. The formation of the Commercial Banking Division, under the leadership of Jim, a great competitor and highly regarded industry veteran with tremendous depth of experience and consistent history of success, represents a transformational step toward achieving a Company goal of developing a significant, low cost, commercial bank liability base.”

At March 31, 2005, Commercial Capital Bancorp, Inc. (the “Company”) had total assets of $5.3 billion and Commercial Capital Bank (the “Bank”) had total deposits of $2.4 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in the Crystal Cove Promenade in Newport Coast, California in 2005. The Bank was the 2nd largest multi-family lender in California during the 12 months ended March 31, 2005 (source: Dataquick Information Systems) and the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2004 (source: www.fdic.gov). The Company is a leading Section 1031-exchange accommodator and facilitates exchange transactions nationwide through the TIMCOR and North American Exchange Company brand names through the companies’ headquarters in Los Angeles and Walnut Creek, California, respectfully, offices located in Long Beach and La Jolla, California; Scottsdale, Arizona; Houston, Texas; Chicago, Illinois and Miami, Florida and through a presence in Las Vegas, Nevada; Denver, Colorado and Washington, DC.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.